OLSEN THIELEN & CO., LTD.

Certified Public Accountants & Consultants

June 8, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were the principal accountants for DTLL Inc. through the date of issuance of our report on its financial statements as of and for the year ended December 31, 2005. Additionally, under the date we reported on the financial statements of DTLL Inc. as of the seven months ended December 31, 2004 and year ended May 31, 2004. On April 7, 2006 we notified the Audit Committee of the Board of Directors that we resigned our appointment as principal accountants, effective immediately. We have read DTLL Inc.'s statements included under Item 4.01 of its Form 8-K dated May 8, 2006, and we agree with such statements, except that we do not agree with DTLL Inc.'s statement that our notification was May 5, 2006.

Sincerely,

Olsen Thielen & Company, LTD.

Associated World-wide with JHI

223 Little Canada Road, St. Paul, Minnesota 55117 651 483 4521 FAX 651 483 2467
Flagship Corporate Center, 775 Prairie Center Drive, Ste. 480, Minneapolis, Minnesota 55344 952 941 9242